Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S     R E L E A S E

Date:	September 28, 2010
Contact:	Peter B. Orthwein or Richard E. Riegel
THOR ANNOUNCES SALES, NET INCOME, E.P.S. FOR FOURTH QUARTER, YEAR
Thor Industries, Inc. (NYSE:THO) announced results for the fourth quarter and year ended July 31, 2010. Sales for the quarter were $663,788,000, up 51% from $440,924,000 last year. Net income for the quarter was $40,600,000, up 64% from $24,781,000 last year. Basic earnings per share (E.P.S.) for the quarter were 78¢ versus 45¢ last year.
Sales for the year were $2,276,557,000 up 50% from $1,521,896,000 last year. Net income for the year was $110,064,000, more than six times the $17,143,000 of net income last year. Basic E.P.S. for the year were $2.08 versus 31¢ last year.
Total RV segment sales for the quarter were $563,658,000, up 67% from $337,990,000 last year. Towable RV sales for the quarter were $465,749,000, up 61% from $288,762,000 last year. Motorized RV sales for the quarter were $97,909,000, up 99% from $49,228,000 last year. Total RV segment sales for the year were $1,848,549,000, up 66% from $1,115,006,000 last year. Towable RV sales for the year were $1,556,591,000, up 63% from $953,279,000 last year. Motorized RV sales for the year were $291,958,000, up 81% from $161,727,000 last year. Bus segment sales for the quarter, including buses and ambulances, were $100,130,000, compared with $102,934,000 last year. Bus segment sales for the year were a record $428,008,000, up 5% from $406,890,000 last year.
Total RV segment income before tax for the fourth quarter was $57,779,000, more than double $24,827,000 last year. Towable RV income before tax for the quarter was $52,207,000, double the $26,150,000 of income before tax last year. Motorized RV income before tax for the quarter was $5,572,000, compared with a loss of $1,323,000 last year. Total RV segment income before tax for the year was $156,232,000, up dramatically from $17,619,000 last year. Towable RV income before tax for the year was $145,604,000, more than triple the $47,347,000 of income before tax last year. Motorized RV income before tax for the year was $10,628,000, versus a loss of $29,728,000 last year. Bus segment income before tax for the quarter was $6,149,000, compared with $7,159,000 last year and was $29,904,000 for the year, up 72% from $17,422,000 last year.
“I am particularly proud of our improved margins which reflect Thor’s cost-cutting and process efficiency efforts and have resulted in our quarterly and annual earnings being well in excess of analyst consensus estimates,” said Peter B. Orthwein, Thor chairman. “Our bus segment continues to be performing well amidst tenuous market conditions. Thor’s September 2010 acquisition of Heartland RV, coupled with our strong cash position and no outstanding debt, will help fuel additional growth and shareholder value in 2011 and beyond.”
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information and the discussion of possible settlement with the SEC relating to the matters raised by the Audit Committee’s investigation, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended April 30, 2010. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2010 and 2009
$000 except per share

	3 MONTHS ENDED JULY 31 (unaudited)				12 MONTHS ENDED JULY 31
	2010	%	2009	%	2010	%	2009	%
Net sales	$663,788		$440,924		$2,276,557		$1,521,896
Gross profit	$94,820	14.3%	$57,870	13.1%	$307,086	13.5%	$152,537	10.0%
Selling, general and administrative	$38,729	5.8%	$26,326	6.0%	$147,407	6.5%	$124,578	8.2%
Amortization of intangibles	$190	0.0%	$92	0.0%	$510	0.0%	$476	0.0%
Operating income	$55,901	8.4%	$31,452	7.1%	$159,169	7.0%	$27,483	1.8%
Impairment of goodwill & trademarks	$—	0.0%	$—	0.0%	$500	0.0%	$10,281	0.7%
Interest income (net)	$1,198	0.2%	$721	0.2%	$5,120	0.2%	$5,005	0.3%
Gain on sale of property	$—	0.0%	$—	0.0%	$—	0.0%	$373	0.0%
Gain on involuntary conversion	$5,310	0.8%	$—	0.0%	$7,593	0.3%	$—	0.0%
Net appreciation of auction rate securities	$—	0.0%	$1,125	0.3%	$—	0.0%	$—	0.0%
Other income	$273	0.0%	$226	0.1%	$11	0.0%	$815	0.1%

Income before taxes	$62,682	9.4%	$33,524	7.6%	$171,393	7.5%	$23,395	1.5%
Taxes	$22,082	3.3%	$8,743	2.0%	$61,329	2.7%	$6,252	0.4%

Net income	$40,600	6.1%	$24,781	5.6%	$110,064	4.8%	$17,143	1.1%

E.P.S. — basic	78¢		45¢		$2.08		31¢
E.P.S. — diluted	78¢		45¢		$2.07		31¢
Avg. common shares outstanding-basic	51,461,510		55,436,924		53,019,008		55,429,373
Avg. common shares outstanding-diluted	51,561,910		55,491,667		53,119,364		55,476,470
SUMMARY BALANCE SHEETS — JULY 31 ($000)

	2010	2009		2010	2009
Cash and equivalents	$247,751	$221,684	Current liabilities	$256,764	$184,474
Investments, short term	—	107,150	Other liabilities	50,031	61,617
Accounts receivable	165,399	115,616	Stockholders’ equity	657,278	705,033
Inventories	142,680	105,278
Deferred income tax and other	45,940	54,290

Total current assets	601,770	604,018
Fixed assets	139,180	142,861
Long term investments	5,327	13,428
Goodwill	150,901	148,411
Other assets	66,895	42,406

Total	$964,073	$951,124		$964,073	$951,124